Exhibit 99.1

Contact:	Christopher T. Grubb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.25

•	Quarterly total revenues, pre-tax profit margin and earnings per share up significantly compared to first quarter in the prior year

•	Advisory revenues of $61.9 million, up 28% compared to the first quarter of the prior year

•	Compensation ratio for the first quarter at 54% of total revenues, consistent with the full year rate for 2014

•	Pre-tax profit margin for the first quarter at 20%, impacted by transaction costs related to the acquisition of Cogent

•	Repurchased 307,007 shares of our common stock equivalents during the quarter from our employees in settlement of tax liabilities upon vesting of restricted stock units

•	Completed acquisition of Cogent, the leading global financial advisor to pension funds and other institutional investors on the secondary market for alternative assets, on April 1, 2015 resulting in 8 new Managing Directors joining the Firm, along with a team located in Dallas, London, New York, San Francisco and Singapore

•	Recruited additional Managing Directors for our San Francisco, Sydney and Tokyo offices

NEW YORK, NEW YORK, April 23, 2015 – Greenhill & Co., Inc. (NYSE: GHL) today reported total revenues of $61.9 million, net income allocated to common stockholders of $7.6 million and diluted earnings per share of $0.25 for the quarter ended March 31, 2015.

The Firm’s first quarter 2015 total revenues compare to total revenues of $43.6 million for the first quarter of 2014, which represents an increase of $18.3 million, or 42%. Advisory revenues for the quarter were $61.9 million compared to $48.5 million for the first quarter of 2014. In the first quarter of 2015, we did not recognize any net investment revenues compared to the recognition of an investment loss of $4.9 million in the first quarter of 2014.

The Firm’s first quarter 2015 net income allocated to common stockholders and diluted earnings per share compare to net income allocated to common stockholders of $0.2 million and diluted earnings per share of $0.01 for the first quarter of 2014, which represents increases of $7.4 million and $0.24 per share, respectively.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“We are pleased that we had a substantially stronger revenue start to 2015, with advisory revenue up 28% compared to a slow first quarter last year. While these results were achieved despite a relatively small number of large transactions coming to completion in the quarter, we had a more active quarter in terms of announced transactions. Specifically, we advised on 21 announced transactions of various types in the quarter, up from only 9 in the preceding quarter and 12 in the prior year’s first quarter, and the list of announced deals reflects meaningful participation by our offices in Australia, Japan and the United Kingdom in addition to those in the US market. We continued to maintain our strong focus on profitability, with our compensation ratio unchanged from the full year 2014 level and our non-compensation costs also in line with the full year 2014 run rate but for one-time transaction expenses related to the completion of our acquisition of Cogent. And our cash flow was sufficient to allow us to repurchase meaningful shares in the quarter, and pay our strong dividend, while continuing to maintain a balance sheet with essentially no net debt,” Robert F. Greenhill, Chairman, said.

“Our first quarter was an active one in terms of new growth initiatives. We are particularly excited about our acquisition of Cogent, a leading global financial advisor to institutional investors on the secondary market for alternative assets. Like Greenhill, Cogent is focused entirely on client advisory work, has a highly productive team and disciplined cost structure, and maintains a strong culture of collegiality and teamwork. Cogent’s first quarter revenue results reinforce our belief that there is strong momentum in their business, and we plan to further build on that momentum by leveraging the combined client relationships, transaction expertise and geographic reach of our two businesses. The potential of Cogent’s business within Greenhill is particularly attractive relative to the terms of the acquisition: a purchase price reflecting a relatively low multiple of the recent run rate of revenue, a significant portion of the purchase price subject to a revenue-based earnout, meaningful potential synergies that could enhance the revenue level of the business, and cash tax benefits flowing over time from the acquisition structure that essentially offset part of the cash portion of the purchase price. Separate from Cogent, we announced during the quarter important senior additions to our teams in Houston, San Francisco, Sydney and Tokyo. In total, between the Cogent team and individual recruits we will add 12 Managing Directors across 8 global offices pursuant to announcements during the quarter,” Scott L. Bok, Chief Executive Officer, commented.

For the three months ended March 31, 2015, the number of completed transactions globally declined by 2% versus the prior year, while the volume of completed transactions (reflecting the sum of all transaction sizes) increased by 20%. The number of announced transactions globally was flat in the first quarter of 2015 versus the same period in the prior year, while the volume of announced transactions rose by 16%.1

[1]	Excludes transactions less than $100,000 and withdrawn/canceled deals. Source: Thomson Financial as of April 21, 2015.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three month periods ended March 31, 2015 and 2014, respectively:

	For the Three Months Ended
	March 31, 2015		March 31, 2014
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$61.9	100%	$48.5	111%
Investment revenues (losses)	—	—%	(4.9)	(11)%

Total revenues	$61.9	100%	$43.6	100%

Advisory Revenues

For the three months ended March 31, 2015, advisory revenues were $61.9 million compared to $48.5 million in 2014, an increase of $13.4 million, or 28%. This increase in our advisory revenues principally resulted from an increase in both announcement and opinion fees and completion fees.

Completed assignments in the first quarter of 2015 included:

•	the representation of AA plc in connection with the refinancing of its high yield bond and PIK instrument;

•	the acquisition by Alcoa Inc. of TITAL GmbH;

•	the acquisition by Cerner Corporation of Siemens AG’s health information technology business unit, Siemens Health Services;

•	the representation of the Special Committee of GFI Group Inc. on its sale to BGC Partners, Inc.;

•	the representation of Henderson Equity Partners (“HEP”) in connection with the initial public offering of John Laing plc, a company wholly owned by funds managed by HEP;

•	the sale of Hiland Partners, LP to Kinder Morgan, Inc.;

•	the sale of NYK Ports LLC (formerly known as Ceres Terminals Inc.) of a 49% stake to an affiliate of Macquarie Infrastructure Partners;

•	the acquisition by Recruit Holdings Co., Ltd of Peoplebank Holdings PTY LTD; and,

•	the sale of certain assets of Softcard, a joint venture of AT&T, Verizon and T-Mobile, to Google Inc.

During the first quarter of 2015, our capital advisory group served as global placement agent on behalf of real estate and private equity funds for 3 interim closings of limited partnership interests in such funds.

On April 1, 2015, we acquired Cogent Partners, LP (“Cogent”), now known as Greenhill Cogent, the leading global financial advisor to pension funds, endowments and other institutional investors on the secondary market for alternative assets. Greenhill Cogent advises such institutions on sales of interests in private equity and similar funds, as well as providing restructuring, financing, valuation and related advisory services. Greenhill Cogent has a total of 41 employees, including eight client facing managing directors, with its principal office in Dallas and additional locations in London, New York, San Francisco and Singapore. Cogent had revenues of approximately $10.4 million (unaudited) in the first quarter of 2015. Beginning in the second quarter of 2015, our consolidated financial results will include the financial results of Greenhill Cogent.

The Firm announced in the first quarter of 2015 the recruitment of Jon Gidney (former Vice Chairman of Investment Banking at JP Morgan in Australia) as a Vice Chairman and Managing Director based in Sydney and Hiroshi Minoura (former Head of International Banking and Vice Chairman of the Board of Sumitomo Mitsui Banking Corporation) as President and Managing Director of Greenhill Japan in Tokyo. In addition, Bryce Dakin (former Managing Director at GCA Savvian Advisors) joined us during the first quarter as a Managing Director focused on the semiconductor and electronics segments of the technology sector in our San Francisco office.

Investment Revenues

For the first quarter of 2015, we did not recognize any net investment revenues as compared to the recognition of an investment loss of $4.9 million in the first quarter of 2014. In the first quarter of 2015, our investment revenues were comprised of interest income of $0.2 million, which was fully offset by a decline in value of our merchant banking investments. In the first quarter of 2014, the investment loss of $4.9 million principally resulted from a decline in the market value of $5.2 million of our interest in a portfolio company held in our previously sponsored merchant banking fund, GCP II.

The following table sets forth additional information relating to our investment revenues:

	For the Three Months Ended March 31,
	2015	2014
	(in millions, unaudited)
Net realized and unrealized gains (losses) on investments in merchant banking funds	$(0.2)	$(5.2)
Interest income	0.2	0.3

Total investment revenues (losses)	$—	$(4.9)

At March 31, 2015, our remaining investments consisted of a diverse group of small investments held in previously sponsored and other merchant banking funds, which in aggregate had an estimated fair value of $3.7 million. The remaining merchant banking fund investments are expected to be liquidated in many small steps over the next few years as the relevant fund managers seek to realize value from each underlying investment.

Expenses

Operating Expenses

Our total operating expenses for the first quarter of 2015 were $49.7 million, which compared to $43.2 million of total operating expenses for the first quarter of 2014. This represents an increase in total operating expenses of $6.5 million, or 15%, and resulted from increases in our compensation and benefits expenses and non-compensation expenses as described in more detail below. The pre-tax profit margin for the three months ended March 31, 2015 was 20% as compared to 1% for the same period in 2014.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended March 31,
	2015	2014
	(in millions, unaudited)
Employee compensation and benefits expenses	$33.4	$28.8
% of revenues	54%	66%
Non-compensation expenses	16.3	14.4
% of revenues	26%	33%
Total operating expenses	49.7	43.2
% of revenues	80%	99%
Total income before tax	12.2	0.4
Pre-tax profit margin	20%	1%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the first quarter of 2015 were $33.4 million, which reflected a 54% ratio of compensation to revenues. This amount compared to $28.8 million for the first quarter of 2014, which reflected a 66% ratio of compensation to revenues. The increase of $4.6 million, or 16%, was attributable to significantly higher first quarter 2015 revenues, as well as an increase in the amortization of restricted stock units due to lower forfeitures of unvested restricted stock as compared to the same period in the prior year. The decrease in the ratio of compensation to revenues in the first quarter of 2015 as compared to the same period in 2014 resulted from the effect of spreading our higher compensation costs over significantly higher revenues.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $16.3 million in the first quarter of 2015 compared to $14.4 million in the first quarter of 2014, reflecting an increase of $1.9 million, or 13%. The increase in non-compensation expenses principally resulted from higher professional fees incurred in connection with the acquisition of Cogent, an increase in occupancy expense due to new space in Sydney, and foreign currency losses, offset in part by lower travel expenses.

Non-compensation expenses as a percentage of revenues for the three months ended March 31, 2015 were 26% compared to 33% for the same period in 2014. The decrease in non-compensation expenses as a percentage of revenues resulted from the effect of spreading higher non-compensation costs over much higher revenues in the first quarter of 2015 as compared to the first quarter of 2014.

Our non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

During the first quarter of 2015, the provision for income taxes was $4.6 million, which reflected an effective tax rate of 38%. This compared to a provision for income taxes in the first quarter of 2014 of $0.1 million, which reflected an effective tax rate of 35%. The increase in the provision for income taxes in the first quarter of 2015 as compared to the same period in the prior year was attributable to significantly higher pre-tax income. The higher effective tax rate principally resulted from the generation of a greater proportion of U.S. source earnings, which are generally taxed at a higher rate than foreign source earnings, in the first quarter of 2015 as compared to the same period in 2014.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of March 31, 2015, we had cash of $34.4 million, investments of $3.7 million and short-term debt of $34.7 million.

During the first quarter of 2015, the Firm repurchased 307,007 restricted stock units from employees at the time of vesting to settle tax liabilities, in aggregate at an average price of $34.40 per share, for a total cost of $10.6 million.

To finance the acquisition of Cogent, on April 1, 2015, we issued 779,460 shares of our common stock and borrowed $45.0 million under a new bank term loan facility, which amortizes over a three year period. The acquisition will be treated as an asset acquisition for tax purposes and the majority of the purchase price will be allocated to deductible goodwill, which will be amortized over 15 years.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on June 17, 2015 to common stockholders of record on June 3, 2015.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, April 23, 2015, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s first quarter 2015 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 3823707. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10063749.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, São Paulo, Singapore, Stockholm, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2014 and subsequent Forms 8-K. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2015	2014
Revenues
Advisory revenues	$61,892	$48,455
Investment revenues	(9)	(4,886)

Total revenues	61,883	43,569
Expenses
Employee compensation and benefits	33,417	28,843
Occupancy and equipment rental	4,860	4,314
Depreciation and amortization	721	813
Information services	2,190	2,029
Professional fees	2,392	1,178
Travel related expenses	2,254	3,016
Interest expense	278	265
Other operating expenses	3,601	2,747

Total expenses	49,713	43,205
Income before taxes	12,170	364
Provision for taxes	4,567	126

Net income allocated to common stockholders	$7,603	$238

Average shares outstanding:
Basic	30,095,902	30,061,596
Diluted	30,171,882	30,167,907
Earnings per share:
Basic	$0.25	$0.01
Diluted	$0.25	$0.01
Dividends declared and paid per share	$0.45	$0.45